[LETTERHEAD OF DLA PIPER LLP (US)]

January [__], 2012

China Dredging Group Co., Ltd.

Floor 18, Tower A

Zhongshan Building No. 154

Hudong Road, Gulou District

Fuzhou City, Fujian Province 350001, PRC

Ladies and Gentlemen:

You have requested our opinion concerning the statements, as described below, set forth under the caption “Taxation—United States Federal Income Taxation” in the registration statement on Form F-1 (SEC File No. 333-178362) pursuant to the Securities Act of 1933, as amended (the “Act”), originally filed by China Dredging Group Co., Ltd., a company formed under the laws of the British Virgin Islands (the “Company”), with the U.S. Securities and Exchange Commission on December 7, 2011 (as amended and supplemented, the “Registration Statement”).  The Registration Statement relates to the offering of 62,690,310 American depositary shares (“ADSs”), each representing one of the Company’s ordinary shares, no par value per share (the “Ordinary Shares”), by the selling shareholders identified in the Registration Statement.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  Our opinion is conditioned on the initial and continuing accuracy of the facts, information and analyses set forth in such instruments, documents and records.  For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have relied on factual statements and representations of the officers and other representatives of the Company and others, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

Our opinion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, judicial decisions, published positions of the U.S. Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as in effect as of the date of this opinion.  These authorities are all subject to differing interpretations and to change at any time.  Our opinion is not binding upon the IRS or the courts, and the IRS is not precluded from successfully asserting a contrary position.  No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein.

Based upon and subject to the foregoing, the opinion attributed to us in the discussion set forth in the Registration Statement under the caption “Taxation—United States Federal Income Taxation” represents our opinion.

January [__], 2012

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Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.  This opinion has been delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Act.  It is intended for the benefit of the Company and its shareholders and may not be relied upon for any other purpose or by any other person or entity.  This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement.

Very truly yours,

DLA Piper LLP (US)